Exhibit 10.65

FOURTH AMENDMENT
TO THE EMPLOYEE SAVINGS PLAN OF
IDAHO POWER COMPANY

The Employee Savings Plan of Idaho Power Company, as amended and restated effective January 1, 2010 (the “Plan”) is further amended as set forth below.

1.    Effective June 26, 2013, Section 1.36, definition of Spouse, is amended to read as follows:

“‘Spouse’ means the person to whom a Participant is legally married at a specified time; “surviving Spouse” means the person to whom a Participant is legally married at the time of his or her death. For the period from June 26, 2013 through September 15, 2013, marriage shall be determined based on the law of the jurisdiction where the Participant is domiciled. Beginning September 16, 2013, marriage shall be determined based on the law of the jurisdiction where the marriage was performed.”

2.    Effective July 1, 2014, Section 1.10 is amended to allow certain overtime pay to be considered as compensation for shift workers, to read as follows:

“‘Compensation’ with respect to any Participant means the Base Pay of a Participant, plus amounts under any Company approved annual incentive plan of the Employer, paid during the Plan Year for services rendered to his or her Employer. A Participant’s Compensation shall include Deferral Contributions under this Plan and any deductions under Code section 125 or 129 and shall include amounts that are not includable in an Employee’s gross income by reason of Code section 132(f).

‘Base Pay’ means, for regular full-time employees, the salary established by the wage schedule for each position plus any partial disability payments, less any reductions for time not worked. For other employees, Base Pay means hours worked times hourly rate. Payment for compensated time off is included in Base Pay. Overtime, including restoration overtime, is excluded from Base Pay, provided that with respect to Shift Workers, beginning with the first pay period starting after July 1, 2014, up to 80 hours in each two week pay period shall be included as Base Pay, regardless of whether such hours are considered overtime with respect to the particular workweek in which the hours were worked.

For purposes of this definition, ‘Shift Worker’ means an employee who works in a business unit where shifts are continuously staffed 24-7, who is regularly scheduled to work those shifts, and who regularly works on weekends and traditional holidays.

Compensation will exclude amounts (including but not limited to severance or separation pay or annual incentive compensation) paid after the Participant terminates employment with the Controlled Group, or otherwise ceases to be eligible to participate in the Plan; provided, however, that payments made in the first month after termination relating to pre-termination wages or payoff of unused vacation and/or sick leave will constitute Compensation.”

IN WITNESS WHEREOF, the Employer has executed this Amendment this 16th day of June, 2014.

IDAHO POWER COMPANY
Employer

By: /s/ Luci K. McDonald
Luci K. McDonald
Its: VP, Human Resources and Corporate Services